                                 COACHMAN LOGO

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         MILLER BUILDING SYSTEMS, INC.
                                       AT

                          $8.40 NET PER SHARE IN CASH
                                       BY

                    DELAWARE MILLER ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                           COACHMEN INDUSTRIES, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, OCTOBER 19, 2000, UNLESS THE OFFER IS EXTENDED.

     THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 22, 2000 (THE "MERGER AGREEMENT"), AMONG COA HOUSING GROUP, INC. ("PARENT"), A WHOLLY OWNED SUBSIDIARY OF COACHMEN INDUSTRIES, INC., COACHMEN INDUSTRIES, INC. ("COACHMEN"), DELAWARE MILLER ACQUISITION CORPORATION ("PURCHASER") AND MILLER BUILDING SYSTEMS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") (I) HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES (AS DEFINED HEREIN), (II) HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND (III) RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 51% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING ALL SHARES ISSUABLE UPON EXERCISE OF ALL VESTED AND UNVESTED STOCK OPTIONS) (THE "MINIMUM CONDITION"), AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASES OF SHARES PURSUANT TO THE OFFER OR THE MERGER HAVING BEEN TERMINATED OR HAVING EXPIRED (THE "HSR CONDITION"). THE OFFER ALSO IS SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT

     Stockholders wishing to tender all or any portion of their shares of common stock of the Company (the "Shares") in the Offer should either: (i) complete and sign the enclosed Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein), together with the certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase -- "Procedures for Accepting the Offer and Tendering Shares," or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that person if they desire to tender Shares.

     Any stockholder who wishes to tender Shares and cannot deliver certificates representing the Shares and all other required documents to the Depositary prior to the date on which the Offer expires or who cannot comply with the procedures for book-entry transfer on a timely basis may tender Shares pursuant to the guaranteed delivery procedures set forth in Section 3 of this Offer to Purchase -- "Procedures for Accepting the Offer and Tendering Shares."

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders also may contact their broker, dealer, commercial bank, trust companies or other nominees for assistance concerning the Offer.

            The date of this Offer to Purchase is September 20, 2000

                               TABLE OF CONTENTS

                                                                PAGE NO.
                                                                --------
SUMMARY TERM SHEET..........................................        1
INTRODUCTION................................................        1
THE TENDER OFFER............................................        4
   1. Terms of the Offer....................................        4
   2. Acceptance for Payment and Payment for Shares.........        6
   3. Procedures for Accepting the Offer and Tendering
     Shares.................................................        7
   4. Withdrawal Rights.....................................        9
   5. Material U.S. Federal Income Tax Considerations.......       10
   6. Price Range of Shares.................................       11
   7. Certain Information Concerning the Company............       12
   8. Certain Information Concerning Coachmen and
     Purchaser..............................................       12
   9. Source and Amount of Funds............................       13
  10. Background of the Offer; Past Contacts or Negotiations
     with the Company.......................................       13
  11. The Merger Agreement; Other Arrangements..............       16
  12. Purpose of the Offer and the Merger; Plans for the
     Company; Other Matters.................................       24
  13. Certain Effects of the Offer..........................       25
  14. Dividends and Distributions...........................       26
  15. Certain Conditions of the Offer.......................       26
  16. Certain Legal Matters; Regulatory Approvals...........       28
  17. Appraisal Rights......................................       29
  18. Fees and Expenses.....................................       30
  19. Miscellaneous.........................................       30
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF COACHMEN AND
  PURCHASER.................................................      S-1
  1. Directors and Executive Officers of Coachmen...........      S-1
  2. Directors and Executive Officers of Purchaser..........      S-3

                               SUMMARY TERM SHEET

     Delaware Miller Acquisition Corporation, which is referred to in this offer to purchase as "Purchaser," is offering to purchase all of the outstanding shares of common stock of Miller Building Systems, Inc. for $8.40 per share, plus a future right to receive up to $.30 per Share, net to the seller in cash, less any required withholding of taxes and without payment of interest, subject to certain terms and conditions. The following are some of the questions you may have, as a stockholder of Miller Building Systems, followed by answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the accompanying letter of transmittal because the information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

- WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Delaware Miller Acquisition Corporation. We are a Delaware corporation formed for the purpose of making a tender offer for all of the outstanding common stock of Miller Building Systems. We are an indirect wholly owned subsidiary of Coachmen Industries, Inc., an Indiana corporation ("Coachmen"). See Section 8 of this offer to purchase -- "Certain Information Concerning Coachmen and Purchaser."

- WHAT SECURITIES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding shares of common stock of Miller Building Systems. See "Introduction" and Section 1 of this offer to purchase -- "Terms of the Offer."

- HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $8.40 per share, net to you, in cash, less any required withholding of taxes without the payment of interest. You will also receive a future right to receive up to $.30 per Share, net to you, in cash, less any required withholding of taxes without the payment of interest, in the event Miller Building Systems obtains a release or settlement agreement from a third party on any claim it might have against Miller Building Systems to a payment resulting from Miller Building Systems' termination of its agreement with that company, or a final judgment with respect to that claim, in accordance with certain terms and conditions. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay or reimburse you for such broker or nominee charges. See the "Introduction" Section of this offer to purchase. In addition, if you do not complete and sign the Substitute Form W-9 included in the letter of transmittal, you may be subject to required backup federal income tax withholding. See Instruction 9 to the letter of transmittal.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Delaware Miller Acquisition Corporation will be provided with approximately $28 million by its parent company, Coachmen. Those sums will be used to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion to the offer. See Section 9 of this offer to purchase -- "Source and Amount of Funds." Coachmen is the nation's largest producer of modular housing and a leading full-line producer of recreational vehicles. As of December 31, 1999, its latest fiscal year-end, Coachmen had total assets of $285.8 million and a net income of $29.5 million. See Section 8 of this offer to purchase -- "Certain Information Concerning Coachmen and Purchaser."

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares in the offer because: the offer is being made for all outstanding shares solely for cash, the offer is not subject to any financing conditions; and if we complete the offer, we will acquire all remaining shares for the same cash price through the merger of Delaware Miller Acquisition Corporation with and into Miller Building Systems. See Section 9 of this offer to purchase -- "Source and Amount of Funds."

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     The offer will expire at 12:00 midnight New York City time, on October 19, 2000, unless we extend the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Sections 1 and 3 of this offer to purchase -- "Terms of the Offer" and "Procedures for Accepting the Offer and Tendering Shares."

- CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement, we can extend the offer. Under the merger agreement, we may extend the offer without the consent of Miller Building Systems in the following circumstances:

     - Any of the conditions to the offer are not satisfied or waived by us on the expiration of the Offer (other than the Minimum Condition), until the conditions are satisfied or waived;

     - We are required to extend the offer for any period required by any rule, regulation, interpretation, or position of the Securities and Exchange Commission; or

     - All conditions to the offer are satisfied or waived, but the number of shares tendered and not withdrawn is less than 90% of the number of shares outstanding on a fully diluted basis, we may extend the offer to provide for a subsequent offering period not to exceed 20 business days.

     A subsequent offering period, if one is included, will be an additional opportunity for stockholders to tender their shares and receive the offer consideration following the expiration of the offer. See Section 1 of this offer to purchase, "Terms of the Offer," for more details on our ability to extend the offer.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. We also will inform First Chicago Trust Company of New York, the depositary for the offer (the "Depositary") of the extension. See Section 1 of this offer to purchase -- "Terms of the Offer."

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any tendered shares unless at least 51% of the outstanding shares of Miller Building Systems on a fully diluted basis, including all shares issuable upon exercise of all vested and unvested stock options, are validly tendered and not withdrawn. We call this condition the "Minimum Condition." The offer is also subject to a number of other conditions including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We can waive any of the conditions to the offer without the consent of Miller Building Systems, other than the Minimum Condition. See Sections 1, 9 and 15 of this offer to purchase -- "Terms of the Offer," "Source and Amount of Funds" and "Certain Conditions of the Offer." The offer is not conditioned on our receiving financing.

- HOW DO I TENDER MY SHARES?

     If you are a record holder of shares of common stock of Miller Building Systems and have your stock certificate(s), you must tender your shares by delivering the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to the Depositary, not later than the time the tender offer expires or follow the procedures described in this offer to purchase for book-entry transfer. If your shares are held in street name, the shares can be tendered by your nominee through the Depositary. If you are a record holder but your stock certificate(s) is not available to you or you cannot deliver your stock certificate(s) to the Depositary by the expiration of the offer, you may be able to tender your shares using the attached Notice of Guaranteed Delivery. See Section 3 of this offer to purchase -- "Procedures for Accepting the Offer and Tendering Shares."

- WHEN WILL I GET PAID IF I TENDER MY SHARES?

     If all of the conditions of the offer are satisfied or waived and your shares of Miller Building Systems common stock are accepted for payment, we will pay you promptly after the expiration of the offer. See Section 2 of this offer to purchase -- "Acceptance for Payment and Payment for Shares."

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered shares at any time until the offer has expired and, in addition, if we have not agreed to accept your shares for payment by October 19, 2000, you can withdraw them at any time after that date until we accept the shares for payment. See Section 4 of this offer to purchase -- "Withdrawal Rights."

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4 of this offer to purchase -- "Withdrawal Rights."

- WILL I HAVE WITHDRAWAL RIGHTS DURING ANY SUBSEQUENT OFFERING PERIOD, IF ONE IS PROVIDED?

     No. If there is a subsequent offering period, we will already have accepted shares purchased in the initial offering period, and we will accept and pay for shares tendered during the subsequent offering period immediately, and thus you will not be able to withdraw shares during any subsequent offering period. However, if we extend the offer without accepting any shares you will have withdrawal rights during this extension. See Section 4 of this offer to purchase -- "Withdrawal Rights."

- WHAT DOES THE BOARD OF DIRECTORS OF MILLER BUILDING SYSTEMS THINK OF THE
  OFFER?

     We are making the offer pursuant to an Agreement and Plan of Merger, dated as of August 22, 2000, among Miller Building Systems, Coachmen, COA Housing Group, Inc., an Indiana corporation wholly owned by Coachmen, which is our parent, and us. The Board of Directors of Miller Building Systems (i) has determined that each of the offer and the merger is advisable, fair to and in the best interests of the stockholders of Miller Building Systems, (ii) has approved the merger agreement, the offer and the merger, and (iii) recommends that stockholders accept the offer by tendering their shares. See the "Introduction" Section to this offer to purchase.

- IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL MILLER BUILDING SYSTEMS CONTINUE AS A PUBLIC COMPANY?

     No. If we purchase all of the tendered shares and the merger takes place, Miller Building Systems no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares:

     - there may be so few remaining stockholders and publicly held shares that the common stock of Miller Building Systems no longer will be eligible to be traded through the Nasdaq National Market,

     - there may not be a public trading market for Miller Building Systems common stock, and

     - Miller Building Systems may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies.

     See Section 13 of this offer to purchase -- "Certain Effects of the Offer."

- WHAT WILL HAPPEN IF A MAJORITY OF THE SHARES OF MILLER BUILDING SYSTEMS ARE TENDERED AND ACCEPTED FOR PAYMENT IN THE OFFER?

     If we purchase in the offer at least 51% of the outstanding shares of Miller Building Systems on a fully diluted basis and all other applicable conditions are met, Delaware Miller Acquisition Corporation will be merged with and into Miller Building Systems. If that merger takes place, COA Housing Group, Inc. and its affiliates will own all of the shares of Miller Building Systems and all remaining stockholders of Miller Building Systems will receive $8.40 per share, plus a future right to receive up to $.30 per share, net to the seller in cash, less any required withholding of taxes and without payment of interest, subject to certain terms and conditions. See "Introduction" and Section 12 of this offer to purchase -- "Purpose of the Offer; Plans for the Company; Other Matters." There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have appraisal rights under Delaware law. See the "Introduction" and Section 17 of this offer to purchase -- "Appraisal Rights."

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share in the merger that they would have received had they tendered their shares in the offer, subject to any dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that if you tender your shares in the offer, you will be paid earlier and not have dissenters' rights. If, however, for some reason the merger does not take place, the number of stockholders and the number of shares of Miller Building Systems that are still publicly held may be so small that there no longer will be an active public trading market or, possibly, there may not be any public trading market for the Miller Building Systems common stock. Also, as described above, Miller Building Systems may cease making filings with the Securities and Exchange Commission or otherwise may not be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction" and Section 13 of this offer to purchase -- "Certain Effects of the Offer."

- WHAT HAPPENS IF I TENDER MY SHARES AND YOU DO NOT ACCEPT THE TENDERED SHARES?

     If any shares of common stock of Miller Building Systems that you tender are not accepted for any reason, certificates representing those shares will be returned to you or to the person you specify in your tendering documents.

- WHAT WAS THE MARKET VALUE OF MY SHARES OF MILLER BUILDINGS SYSTEMS COMMON STOCK AS OF A RECENT DATE?

     On August 22, 2000, the last full trading day before we announced our proposal to acquire all of the outstanding shares of common stock of Miller Building Systems, the closing price of Miller Building Systems common stock reported on the Nasdaq National Market was $7.625 per share. Between June 30, 2000 and August 22, 2000, the closing price of a share of Miller Building Systems common stock ranged between $7.25 and $8.438. On September 19, 2000, the last trading day before we commenced the offer, the last sale price of the common stock was $8.1875 per share. We advise you to obtain a recent quotation for shares of Miller Building Systems common stock in deciding whether to tender your shares in the offer. See Section 6 of this offer to purchase --"Price Range of Shares."

- WHAT ARE THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See
Section 5 of this offer to purchase -- "Material U.S. Federal Income Tax Considerations."

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Innisfree M&A Incorporated ("Innisfree") at (888) 750-5834 (toll free). Innisfree is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

To the Holders of Shares of Common Stock of Miller Building Systems, Inc.:

                                  INTRODUCTION

     Delaware Miller Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of the COA Housing Group, Inc., an Indiana corporation ("Parent") which is a wholly owned subsidiary of Coachmen Industries, Inc., an Indiana corporation ("Coachmen"), hereby offers to purchase all of the outstanding shares of common stock (the "Shares") of Miller Building Systems, Inc., a Delaware corporation (the "Company"), at a price of $8.40 per Share, plus a future right to receive up to $.30 per Share, net to the seller in cash, less any required withholding of taxes and without payment of interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult that institution as to whether it charges any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to the stockholder or other payee pursuant to the Offer. See Sections 3 and 5 of this Offer to Purchase -- "Procedures for Accepting the Offer and Tendering Shares" and "Material U.S. Federal Income Tax Considerations." Parent or Purchaser will pay all charges and expenses of First Chicago Trust Company of New York as depositary (the "Depositary") and Innisfree M&A Incorporated as information agent (the "Information Agent"), incurred in connection with the Offer. See
Section 18 of this Offer to Purchase -- "Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") (I) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (II) HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND (III) RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Morgan Keegan & Company, Inc., financial advisor to the Company ("Morgan Keegan"), has delivered to the Company Board a written opinion dated August 22, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $8.40 per Share, plus the future right to receive up to $.30 per Share, cash consideration to be received by the holders of Shares in the Offer and the Merger is fair to holders from a financial point of view. Morgan Keegan was engaged by the Company pursuant to the terms of an engagement letter to advise the Company with respect to a proposed acquisition of the Company by Purchaser and to undertake an analysis to enable Morgan Keegan to provide an opinion to the Company Board as to the fairness to the Company or its stockholders. Pursuant to the terms of a letter agreement, dated July 29, 1998 and amended on March 1, 1999, June 14, 2000 and August 4, 2000, the Company paid Morgan Keegan a non-refundable cash retainer fee of approximately $50,000 in two installments following execution of the first amendment to the engagement letter, and agreed to pay Morgan Keegan a cash fee of $250,000, with $100,000 due upon delivery of a fairness opinion (whether oral or written, as requested by the Company) and the remaining $150,000 due upon the closing of a transfer of control of, or a material interest in, the Company or any of its businesses or all or a material amount of any of their respective assets, which would include the transactions contemplated by the Merger Agreement. The Company has also agreed to reimburse Morgan Keegan for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel), and to indemnify Morgan Keegan and certain related parties, and hold each of them harmless against any and all losses, claims, damages or liabilities to which such parties may become subject related to or arising out of Morgan Keegan's engagement. A copy of Morgan Keegan's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") on September 20, 2000 in connection with the Offer. Stockholders are urged to read the full text of Morgan Keegan's opinion carefully in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 51% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING ALL SHARES ISSUABLE UPON EXERCISE OF ALL VESTED AND UNVESTED STOCK OPTIONS) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR THE MERGER HAVING BEEN TERMINATED OR HAVING EXPIRED (THE "HSR CONDITION"). THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 15 OF THE OFFER TO
PURCHASE -- "CERTAIN CONDITIONS OF THE OFFER." As used in this Offer to Purchase, "on a fully diluted basis" means, as of any time, on a basis that includes the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options or other rights and securities exercisable or exchangeable for, or convertible into, Shares, whether or not currently exercisable. The Company has represented and warranted to Purchaser that, as of August 23, 2000, 3,074,092 Shares were issued and outstanding and 1,050,000 Shares were reserved for issuance pursuant to Company stock options, of which 578,009 Shares were subject to outstanding stock options. As of the date of this Offer to Purchase, neither Coachmen or Parent beneficially own any Shares or rights to acquire Shares. See Section 12 of this Offer to Purchase -- "Purpose of the Offer and the Merger; Plans for the Company; Other Matters." Based on the foregoing, the Minimum Condition would be satisfied if at least 1,863,000 Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined below in Section 1 of this Offer to Purchase). The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent additional Shares are deemed to be outstanding on a fully diluted basis under the terms and conditions of the Merger Agreement (as defined below).

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 22, 2000, among the Company, Coachmen, Parent and Purchaser (the "Merger Agreement"). The Merger Agreement provides that Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Coachmen, and the separate corporate existence of Purchaser shall cease. Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") shall be converted into and shall become the right to receive an amount in cash equal to the Offer Price, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11 of this Offer to Purchase -- "The Merger Agreement; Other Arrangements," which also contains a discussion of the treatment of stock options.

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by a majority of the stockholders of the Company. If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved without the affirmative vote of any other stockholder. Under Section 253 of the Delaware General Corporation Law ("DGCL") if, after completion of the Offer, Purchaser owns at least 90% of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders (a "short-form merger"). If, however, after completion of the Offer Purchaser owns less than 90% of the then-outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger. See Section 11 of this Offer to Purchase -- "The Merger Agreement; Other Arrangements." The Company has agreed, if required, to duly call, give notice of, convene and hold a meeting of its stockholders, to be held as soon as promptly as reasonably practicable after the Tender Offer Purchase Time (as defined below) for the purpose of obtaining stockholder approval of the Merger Agreement and the transactions contemplated thereby. See Section 11 of this Offer to Purchase -- "The Merger Agreement; Other Arrangements."

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger. See
Section 17 of this Offer to Purchase -- "Appraisal Rights."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), Purchaser will accept for payment and pay the Offer Price for all Shares validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on October 19, 2000 (the "Expiration Date") as permitted under
Section 4 of this Offer to Purchase -- "Withdrawal Rights." The term "Initial Expiration Date" means the foregoing Expiration Date without extension. If Purchaser, in accordance with the terms of the Merger Agreement, extends the deadline for tendering Shares, the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

     The Offer is subject to the Minimum Condition, that is there having been validly tendered at least 51% of the outstanding Shares on a fully diluted basis. The Offer also is conditioned upon the expiration or termination of any applicable waiting period under the HSR Act. The Offer also is subject to the other conditions described in Section 15 of this Offer to Purchase -- "Certain Conditions of the Offer."

     Extension of the Offer. Parent expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC), at any time and from time to time, to cause Purchaser to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4 of this Offer to Purchase -- "Withdrawal Rights."

     Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to waive, in whole or in part, any conditions of the Offer. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, unless previously approved by the Company in writing, make any change that (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer, (iv) imposes additional conditions on the Offer other than those conditions set forth in the Merger Agreement, (v) amends the conditions in the Offer to broaden the conditions, (vi) extends the Offer except as provided in the Merger Agreement, or (vii) amends the Minimum Condition.

     Pursuant to the Merger Agreement, Parent may, without the consent of the Company Board, cause Purchaser to extend the Offer (i) if at the Initial Expiration Date any of the conditions to the Offer have not been satisfied or waived (other than the Minimum Condition), until such time as the conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, or (iii) by including a Subsequent Offering Period (as defined below) that would extend the Offer for an aggregate period not to exceed 20 business days if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than 90% of the then-outstanding number of Shares on a fully diluted basis. In the event that Purchaser includes a Subsequent Offering Period, Purchaser must accept and promptly pay for all Shares tendered prior to the date of extension and must otherwise meet the requirements of Rule 14d-11 under the Securities Exchange Act of 1934 (the "Exchange Act") in connection with each extension.

     The rights reserved in the foregoing paragraphs are in addition to the rights set forth in Section 15 of this Offer to Purchase -- "Certain Conditions of the Offer."

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of the changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service.

     If, subject to the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the number of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, Purchaser will extend the Offer at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to the Merger Agreement, Purchaser has agreed that, upon the terms and subject to the conditions to the Offer, Purchaser shall accept for payment, purchase and pay for all Shares that have been validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Initial Expiration Date and promptly upon tender in any Subsequent Offering Period.

     The Company has provided Parent and Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     Subsequent Offering Period. Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a subsequent offering period following the expiration of the Offer on the Expiration Date (the "Subsequent Offering Period"). Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) the Offer is for all outstanding Shares, (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period, and (vi) Purchaser pays the Offer Price for all Shares tendered in the Subsequent Offering Period. Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above. In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC.

     A Subsequent Offering Period, if one is included, is not an extension of the Offer. Instead, a Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered into the Offer. The Merger Agreement provides that, if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than 90% of the then-outstanding number of Shares on a fully diluted basis, Purchaser may include a

]Subsequent Offering Period that would extend the Offer for an aggregate period of time from 3 business days to 20 business days in length. In the event that Purchaser includes a Subsequent Offering Period, Purchaser must accept and promptly pay for all securities tendered on or before the Expiration Date and must otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with the Subsequent Offering Period.

     Purchaser may include a Subsequent Offering Period in the event that all of the conditions to the Offer have been satisfied or waived but less than 90% of the outstanding Shares on a fully diluted basis have been validly tendered and not properly withdrawn as of the Expiration Date. If a Subsequent Offering Period is included, pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights would apply to Shares tendered during the Subsequent Offering Period and no withdrawal rights would apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price, would be paid to stockholders tendering Shares in the Offer or in any Subsequent Offering Period, if one is included.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase -- "Withdrawal Rights."

     In all cases, Purchaser will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of the Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of this Offer to Purchase -- "Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required under the Letter of Transmittal. The procedures for tendering Shares and guaranteed delivery set forth in Section 3 of this Offer to Purchase will apply during any Subsequent Offering Period.

     "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce that agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of the Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments to tendering stockholders whose Shares have been accepted for payment.

     UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE OFFER PRICE TO BE PAID FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

     Purchaser reserves the right, in its sole discretion, to delay the acceptance for payment of, or the payment for, any tendered Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including the rights set forth in Sections 1 and 15 of this Offer to Purchase -- "Terms of the Offer" and "Certain Conditions of the Offer"), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4 of this Offer to Purchase -- "Withdrawal Rights." The reservation by Purchaser of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return the Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, any Share Certificates not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of this Offer to Purchase -- "Procedures for Accepting the Offer and Tendering Shares," the Shares will be credited to the account maintained at the Book-Entry Transfer Facility that the tendering stockholder specifies in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no instructions are given with respect to Shares delivered by book-entry transfer, any Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which the Shares were delivered.

     If, prior to the Expiration Date, Purchaser increases the Offer Price, Purchaser will pay the Offer Price, as increased, to all holders of Shares that are purchased in the Offer, whether or not the Shares were tendered before the increase in the Offer Price.

     Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to one or more direct or indirect subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tenders. To tender Shares pursuant to the Offer, a stockholder must comply with one of the following (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for the Shares to be tendered and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (ii) Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal prior to the Expiration Date, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Guarantee Program (MSP) or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If Share Certificates are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the Share Certificates must be endorsed or accompanied by an appropriate duly executed stock powers, signed exactly as the name or names of the registered holders or owners appear on the Share Certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for delivery by book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's Shares may be tendered; provided that all of the following conditions are satisfied:

     (i)  the tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the Share Certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     Notwithstanding any other provision of the Offer, Purchaser will pay for Shares only after timely receipt by the Depositary of (i) the Share Certificates representing such Shares, or Book-Entry Confirmation with respect to the Shares,
(ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder of the Company, whether or not similar defects or irregularities are waived in the case of other stockholders of the Company.

     Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, Coachmen or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing the Letter of Transmittal (including delivery through an Agent's Message), a tendering stockholder irrevocably appoints designees of Purchaser as the stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other non-cash dividends, distributions, securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase (collectively, "Distributions"). All powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all other powers of attorney and proxies given by the stockholder with respect to the Shares (and any Distribution) and all other securities or rights prior to payment will be revoked without further action, and no subsequent powers of attorney or proxies may be given, nor may any subsequent written consent be executed by the stockholder (and, if given or executed, will not be deemed to be effective), with respect thereto. The designees of Purchaser will, with respect to the Shares (and any Distribution) for which the appointment is effective, be empowered to exercise all voting and other rights of the stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders, or by written consent in lieu of any meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of the Shares, Purchaser or its designee must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to the Shares (and any and all Distributions), including voting at any meeting of stockholders.

     Tender Constitutes Binding Agreement. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between Purchaser and the tendering stockholder upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and unless previously accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 19,

2000 (or such later date as may apply if the Offer is extended). See Section 1 of this Offer to Purchase -- "Terms of the Offer."

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of the Shares, if different from that of the person who tendered the Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the Share Certificates, the serial numbers shown on the Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of this Offer to Purchase -- "Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again at any time prior to the Expiration Date, or during the Subsequent Offering Period, by following one of the procedures described in this Section 3 of this Offer to Purchase -- "Procedures for Accepting the Offer and Tendering Shares."

     No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of this Offer to Purchase -- "Terms of the Offer."

     All questions as to the form, validity and eligibility (including time of receipt) of any notice of withdrawal will be determined by Purchaser or its designee, in its sole discretion, which determination will be final and binding. No person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences to the Company's stockholders with respect to the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a description of all tax consequences that may be relevant to the Company's stockholders, and assumes an understanding of tax rules of general application. This summary is limited to holders of Shares who hold the Shares as "capital assets" within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), which generally includes property held for investment. It does not address special rules which may apply to the Company's stockholders based on their tax status, individual circumstances or other factors unrelated to the Offer or the Merger. This summary is based upon laws, regulations, rulings and interpretations currently in effect, all of which are subject to change, retroactively or prospectively.

     The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for U.S. federal income tax purposes under the Code, and may also constitute a taxable transaction under applicable state, local, foreign income and other tax laws. For U.S. federal income tax purposes, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis for the Shares tendered and purchased pursuant to the Offer or exchanged for cash pursuant to the Merger. If Shares sold or exchanged are held by a stockholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its Shares, the stockholder held such Shares for more than one year or will be short term if, as of such date, the stockholder held such Shares for one year or less. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. In general, capital gains recognized upon a disposition of a Share that has been held for more than one year will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the tax treatment of a stockholder's capital losses.

     Under U.S. federal income tax law, the amount of any payments made by the Depositary to stockholders of the Company (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals and entities), pursuant to the Offer or the Merger may be subject to backup withholding tax at a rate of 31%. To avoid backup withholding tax with respect to payments made pursuant to the Offer or the Merger, each stockholder must, unless an exemption applies and is proven in a manner satisfactory to the Depositary, provide the Depositary with such stockholder's correct taxpayer identifying number and certify under penalties of perjury that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If backup withholding applies with respect to a stockholder or if a stockholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such stockholder. See Instruction 9 of the Letter of Transmittal.

     The foregoing discussion may not be applicable to certain types of stockholders of the Company, including stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, tax-exempt entities and regulated investment companies).

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, ALL STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS, INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF SHARES

     The Shares trade on the Nasdaq National Market under the symbol "MBSI." The following table sets forth, for the periods indicated, the high and low sale prices for the Shares on the Nasdaq National Market based on published financial sources.

                         MILLER BUILDING SYSTEMS, INC.

                                                 HIGH        LOW
                                                 ----        ---
Fiscal 1999
  First Quarter..............................  $10.0625    $6.5000
  Second Quarter.............................  $ 8.5000    $5.1250
  Third Quarter..............................  $ 8.7500    $6.0000
  Fourth Quarter.............................  $ 8.7500    $5.1250

Fiscal 2000
  First Quarter..............................  $ 7.2500    $5.5000
  Second Quarter.............................  $ 6.3750    $4.7500
  Third Quarter..............................  $ 6.1250    $4.6250
  Fourth Quarter.............................  $ 8.0000    $5.0000

Fiscal 2001..................................  $ 8.8750    $7.1880
  First Quarter (through September 18, 2000)

     Pursuant to the Merger Agreement, the Company has represented to each of Parent and Purchaser that 3,074,092 Shares were issued and outstanding as of August 23, 2000. On August 22, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the Nasdaq National Market was $7.625 per Share. On September 19, 2000, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the Nasdaq National Market was $8.1875 per Share.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Although each of Coachmen, Parent and Purchaser has no knowledge that would indicate that any statements contained herein based upon the reports and documents are untrue, none of Coachmen, Parent, Purchaser, the Depositary or the Information Agent assumes any responsibility or can take any responsibility for the accuracy or completeness of the information contained in the documents or records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any information but which are unknown to Coachmen, Parent, Purchaser, the Depositary or the Information Agent.

     The Company is a Delaware corporation with its principal offices located at 58120 County Road 3 South, Elkhart, Indiana 46517. The telephone number of the Company is (219) 295-1214. According to the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1999 (the "Company's 10-K"), the Company designs, manufactures, markets and services factory-built buildings. These factory-built buildings are modular and mobile buildings, which are generally movable and relocatable, and designed to meet the specialized needs of a wide variety of users.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Reports, proxy statements and other information relating to the Company are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. These materials should also be available for inspection at the offices of Nasdaq National Market Operations, 1735 K Street, N.W., Washington D.C. 20006.

8. CERTAIN INFORMATION CONCERNING COACHMEN AND PURCHASER

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and, to date, has engaged in no activities other than those in connection with the Offer and the Merger. Purchaser is currently a wholly owned subsidiary of Parent, which is a wholly owned subsidiary of Coachmen. The principal executive offices of Purchaser are located at 2831 Dexter Drive, Elkhart, Indiana 46514 and Purchaser's telephone number is (219) 262-0123. Until immediately prior to the time Purchaser purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     Each of Coachmen and Parent is an Indiana corporation with its principal executive offices located at 2831 Dexter Drive, Elkhart, Indiana 46514. The telephone number of each of Coachmen and Parent is (219) 262-0123. Coachmen, through all its subsidiaries, including Parent, is the nation's largest builder of modular housing and a leading full-line producer of recreational vehicles. For any information concerning this Offer, please call the Information Agent, toll-free at (888) 750-5834.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Coachmen, Parent and Purchaser and certain other information are set forth on Schedule I to this Offer to Purchase.

     Except as described elsewhere in this Offer to Purchase or in Schedule I hereto, (i) none of Coachmen, Parent, Purchaser nor, to the best knowledge of Coachmen, Parent and Purchaser, any of the persons listed on Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of such persons beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (ii) none of Coachmen, Parent, Purchaser nor, to the best knowledge of Coachmen, Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Coachmen, Parent, Purchaser nor, to the best knowledge of Coachmen, Parent and Purchaser, any of the persons listed on
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, divisions of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, (i) none of Coachmen, Parent and Purchaser nor, to the best knowledge of Coachmen, Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transactions with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer; and (ii) there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Coachmen, Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     None of Coachmen, Parent and Purchaser nor, to the best knowledge of Coachmen, Parent and Purchaser, none of the persons listed on Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.  SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required to purchase all of the Shares in the Offer and the Merger and pay all related fees and expenses is estimated to be approximately $31,000,000. Purchaser expects to obtain the funds necessary to consummate the Offer and the Merger from Coachmen. Coachmen will obtain funds to purchase Shares pursuant to the Offer and the Merger from existing resources.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY

     In July 1998, the Company engaged Morgan Keegan & Company, Inc. ("Morgan Keegan") to explore its strategic alternatives, including the possibility of a sale of the Company. On September 22, 1998, Morgan Keegan presented a report to the Company Board on its evaluation of the strategic alternatives available and, as directed by the Company Board, between September 1998 and January 1999, Morgan Keegan identified and contacted several candidates, including Coachmen and Modtech Holdings, Inc. ("Modtech"), for potential merger with or acquisition of, the Company. On January 15, 1999, the Company Board heard a full report on the results of Morgan Keegan's contacts, including the values of and interests in the Company expressed by various companies. Based on such report, the Company Board determined that the Company should proceed further with negotiations with Modtech.

     Between January and September 1999, various representatives of the Company met with Evan Gruber, the Chief Executive Officer of Modtech, to discuss possible merger opportunities. On September 13, 1999, Modtech and the Company entered into an agreement in principle to merge the Company with Modtech. Under the terms of the agreement, the Company's stockholders were to receive common stock and cash in exchange for their shares of the Company's common stock. However, in November 1999, the parties mutually agreed to discontinue pursuit of a merger based on market and other conditions.

     On April 6, 2000, Mr. Gruber met with Edward Craig, the Chief Executive Officer of the Company, and inquired as to whether the Company had any continued interest in a possible merger with Modtech. As a result of these discussions, on or about June 6, 2000, Mr. Gruber submitted a proposal to acquire all of the outstanding Shares of the Company at $8.05 per Share in an all-cash transaction. The Company Board voted to accept this proposal and, on June 9, 2000, after further negotiations, Modtech and the Company signed and accepted a letter agreement. The original termination date of this letter agreement, July 10, 2000, was later extended to July 17, 2000.

     Between July 6, 2000 and July 10, 2000, the Company was approached by representatives of Acquisitor PLC ("Acquisitor") to discuss the possibility of Acquisitor submitting an alternative offer to purchase the Company.

     On July 11, 2000, Thomas Martini, the Vice President of Finance, Treasurer and Secretary of the Company received a telephone call from Gene Stout, the Executive Vice President of Coachmen, to discuss the possibility of Coachmen submitting an alternative offer to purchase the Company.

     On July 13, 2000, the Company entered into a Standard Mutual Nondisclosure Agreement with Coachmen.

     On July 13, 2000, during a meeting of the Company Board the Company received a written proposal from Acquisitor (the "Acquisitor Proposal"). The Company also received a letter from Coachmen during the meeting, indicating its interest in purchasing all of the Company's Shares. The letter stated that Coachmen would furnish a per share price range subject to approval of the Board of Directors of Coachmen by July 17, 2000.

     At the July 13, 2000 meeting, the Company Board heard Morgan Keegan's report on the various discussions and negotiations with Modtech, Acquisitor and Coachmen, and approved and adopted the Third Amendment to the Employment Agreement between the Company and Mr. Craig. Following the meeting, the Company notified Modtech in writing of its receipt of the Acquisitor Proposal and the indication of interest from Coachmen.

     On July 14, 2000, Mr. Craig received a memorandum from Modtech's legal counsel requesting an extension of the termination date of the letter agreement from July 17, 2000 to July 24, 2000.

     On July 17, 2000, the Company Board held a meeting at which it decided not to extend the letter agreement based on the fact that Modtech had not yet obtained a commitment for financing its purchase of the Company's Shares and that the parties had been unable to reach a definitive agreement on certain material terms and conditions of the merger. However, the Company Board agreed to continue to negotiate with Modtech toward a definitive merger agreement. The Company Board also received an update as to the status of the potential sale of the Company from Mr. Craig as well as a report on the negotiations with respect to, and the legal status of, the proposed transaction with Modtech from the Company's legal counsel. In addition, the Company Board created an Investment Committee, comprised of Kenneth Granat, as chairman, Myron Noble and David Padden, to participate in negotiations with respect to the sale of the Company. The Company Board also decided to commence an open bidding process between Modtech, Acquisitor and

Coachmen pursuant to which each bidder would be asked to submit a firm offer without a financing condition on or prior to July 28, 2000.

     The Investment Committee met immediately following the Company Board meeting on July 17, 2000 and discussed implementation of the bidding process.

     Later in the day on July 17, 2000, the Company Board received a letter from Coachmen with a further indication of interest in acquiring all of the Company's outstanding equity interests at a price of $8.50 to $9.00 per Share subject to certain conditions.

     Between July 18 and July 31, representatives of the Company and members of the Investment Committee continued to engage in discussions with Messrs. Stout and James E. Jack, the Executive Vice President and Chief Financial Officer of Coachmen, Duncan Soukup, a principal of Acquisitor, and Mr. Gruber, of Modtech.

     On July 21, 2000, the Company terminated its letter agreement with Modtech based on Modtech's failure to obtain financing for the transaction and the inability of the parties to reach a definitive agreement on certain material terms and conditions of the merger. However, the Company confirmed that it was continuing to engage in negotiations with Modtech toward a mutually acceptable definitive agreement of merger.

     On July 28, 2000, the Company received a written indication of interest from Coachmen to acquire all of the outstanding shares of the Company for a cash price of $8.75 to $9.00 per Share, subject to certain conditions, including due diligence.

     On July 31, 2000, the Investment Committee met to discuss the status of, and plans for continuing, negotiations with Modtech, Acquisitor and Coachmen. The Company Board then met to hear reports from Mr. Craig and the Investment Committee on the status of negotiations with all three potential acquirors. The Company Board also heard reports on Mr. Craig's discussions with Modtech and Coachmen and Mr. Granat's discussions with Acquisitor. The Company Board then agreed with the Investment Committee's suggestion that Messrs. Craig and Noble should meet with Coachmen.

     Between August 1, 2000 and August 21, 2000, Mr. Craig, the Investment Committee, and legal counsel for the Company continued to discuss terms of a potential transaction with Messrs. Stout and Jack and other representatives of Coachmen, and with Mr. Gruber of Modtech. The Company also continued discussions with Morgan Keegan.

     The Investment Committee held a telephonic meeting on August 3, 2000, which was also attended by Mr. Craig and Mr. Karchmer. At such meeting, Mr. Granat stated that Acquisitor was waiting for Coachmen's offer, Coachmen would make a definitive offer by August 23 and Modtech was prepared to go forward with a merger conditioned on the resolution of certain outstanding issues. The Investment Committee decided to press Coachmen for its offer and to continue negotiating with Modtech, including determining whether Modtech had obtained a commitment for financing the purchase of the Company's outstanding Shares.

     During its next meeting held on August 22, 2000, the Company Board received from Coachmen the Offer, together with a form of Merger Agreement. At the meeting, the Company Board also received presentations from Mr. Craig, with respect to the status of negotiations with Coachmen and Modtech, and Mr. Granat, with respect to the status of negotiations with Acquisitor. Mr. Granat reported that although Acquisitor had continued to engage in discussions with the Company during the past several weeks, it had never performed due diligence or submitted a firm offer to acquire the Company and had opted not to submit any such offer after being advised of the proposal from Coachmen. The Company Board also heard from the Company's legal and financial advisors regarding the Offer, the Merger and the principal terms and conditions of Merger Agreement, including the nonsolicitation and termination fee provisions thereof.

     Mr. Karchmer delivered Morgan Keegan's oral opinion to the Company Board that, as of such date, the consideration to be received by the holders of Shares of the Company's Common Stock pursuant to the Offer and the Merger as contemplated by the Merger Agreement was fair, from a financial point of view, to such holders (and such oral opinion was subsequently confirmed by delivery of the written opinion of Morgan Keegan, dated August 22, 2000).

     Based on such presentations, the Company Board determined at the August 22, 2000 meeting that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, were fair to, and in the best interests of, the Company's stockholders, approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and unanimously resolved to recommend that the Company's stockholders accept the Offer and tender their Shares thereunder and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

     The Company Board then authorized legal counsel to draft an acceptance of Coachmen's offer, dated August 22, 2000, which reflected certain changes agreed to orally between the parties during discussions that had taken place that day.

     On August 22, 2000, Mr. Craig notified Mr. Gruber that the Company had entered into an agreement with Coachmen with respect to the Offer. Mr. Gruber responded that Modtech intended to hold the Company liable for payment of the $1 million termination fee pursuant to the June 9, 2000 letter agreement between the parties. On the same day, the Company filed a Complaint for Declaratory Judgment in the Elkhart Superior Court No. 2, in the State of Indiana requesting the Court's declaration that (i) the Company properly terminated its letter agreement with Modtech and that it had no obligation to pay the $1 million or any other amount to Modtech; and (ii) Modtech was responsible to reimburse the Company for all of the Company's reasonable fees and expenses.

     Between August 22 and August 31, 2000, the Company and Coachmen continued to negotiate minor changes to the Merger Agreement. On August 31, 2000, the Merger Agreement was executed by Coachmen, Parent, the Purchaser and the Company.

     On September 7, 2000, Modtech filed a Complaint against the Company in the Court of Chancery of the State of Delaware in and for New Castle County requesting damages from the Company in connection with the termination of the merger negotiations between Modtech and the Company, together with a judicial declaration that Modtech did not breach its letter agreement with the Company or discharge the Company's obligations thereunder, including payment of the $1 million termination fee, and that Modtech is entitled to payment of such fee. In addition, Modtech requested that the Court order the Company to promptly consummate a merger with Modtech at a price of $8.05 per Share and restrain the Company from taking any action in furtherance of the consummation of the transaction with Coachmen, Parent and the Purchaser.

     On September 20, 2000, Coachmen and Purchaser commenced the Offer.

11. THE MERGER AGREEMENT; OTHER ARRANGEMENTS

THE MERGER AGREEMENT.

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Coachmen and Purchaser with the SEC in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated by reference herein. The following summary may not contain all of the information important to you. The Merger Agreement may be examined and copies may be obtained from the SEC in the same manner as set forth in Section 7 of this Offer to Purchase -- "Certain Information Concerning the Company." Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer. Purchaser has agreed to, upon the terms and subject to the satisfaction or waiver of the Minimum Condition and the other conditions of the Offer, as set forth in Section 15 of this Offer to Purchase -- "Certain Conditions of the Offer," to purchase all Shares validly tendered and not withdrawn. Coachmen will provide Purchaser with the funds to permit Purchaser to purchase the Shares. The Merger Agreement provides that, unless previously approved by the Company in writing, Purchaser will not make any change in the terms and conditions of the Offer that

(i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer, (iv) imposes additional conditions to the Offer other than those provided in the Merger Agreement, (v) amends the conditions of the Offer to broaden the conditions, (vi) extends the Offer except as provided in the Merger Agreement, or (vii) amends the Minimum Condition.

     The Merger Agreement also provides that without the consent of the Company Board, Parent may cause Purchaser to extend the Offer (i) if at the Initial Expiration Date any of the conditions to the Offer have not been satisfied or waived (other than the Minimum Condition), until such time as the conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, or (iii) by including a Subsequent Offering Period that would extend the Offer for an aggregate period not to exceed 20 business days if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than 90% of the then outstanding number of Shares on a fully diluted basis. In the event that Purchaser includes a Subsequent Offering Period, Purchaser must accept and promptly pay for all securities tendered prior to the date of the extension and must otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each extension.

     Directors. The Merger Agreement provides that promptly upon the purchase and payment by Purchaser of Shares pursuant to the Offer following the Initial Expiration Date, or any extended expiration date of the Offer (the "Tender Offer Purchase Time"), and from time to time thereafter, if the Minimum Condition has been met, Parent will be entitled to designate that number of directors (rounded up to the next whole number) on the Company Board that will give Parent representation on the Company Board equal to the product of (i) the total number of Directors on the Company Board (giving effect any increase in the number of directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares purchased bears to the total number of Shares outstanding on a fully diluted basis. Under the terms of the Merger Agreement the Company has agreed, upon Parent's request, to either promptly increase the size of the Company Board or secure the resignation of the necessary number of directors so that Parent's designees are elected to the Company Board and constitute at all times after the Tender Offer Purchase Time a majority of the Company Board. The Company will cause persons designated by Purchaser to constitute at least the same percentage as is on the Company Board of each committee of the Company Board (other than any committee of the Company Board established to take action under the Merger Agreement). The Company's obligation to appoint designees to the Board is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the Effective Time Purchaser will be merged with and into the Company. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Purchaser will cease. The Merger Agreement further provides that the closing of the Merger will take place no later than the second business day after satisfaction or waiver of the conditions to the Merger. At the closing the Company will file the necessary documents with Delaware public officials to make the Merger effective.

     Pursuant to the Merger Agreement the Company has agreed that it will (i) take all actions necessary under the DGCL to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following acceptance for payment and payment for the Shares for the purpose of considering and voting upon the adoption of the Merger Agreement, (ii) promptly prepare and file with the SEC a proxy statement for the solicitation of a vote of the Company's stockholders to be held in connection the Merger (the "Proxy Statement") that will include (A) the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and (B) the written opinion of the financial advisor that the consideration to be received by the stockholders of the Company pursuant to the Merger Agreement is fair to the stockholders from a financial point of view, and
(iii) use all reasonable efforts to (A) have the Proxy Statement cleared by the SEC as promptly as practicable after filing, and (B) promptly mail the Proxy Statement to the stockholders of the Company. At the meeting, Parent and Purchaser have agreed to vote all Shares purchased pursuant to the Offer and all Shares owned by them or any subsidiary of Parent in favor of the Merger Agreement.

     The Merger Agreement further provides that if Parent, Purchaser and any other subsidiary of Parent acquires at least 90% of the outstanding Shares, the Company, Parent and Purchaser will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of the stockholders of the Company in accordance with Section 253 of the DGCL.

     Charter, Bylaws, Directors and Officers. The Certificate of Incorporation of Purchaser in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until amended. The bylaws of Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation until amended. The directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and will hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The officers of Purchaser at the Effective Time will be the initial officers of the Surviving Corporation and will hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     Conversion of Shares. At the Effective Time, each Share, issued and outstanding immediately prior to the Effective Time (excluding Shares held in the Company's treasury or any of its subsidiaries and Shares held by Parent, Purchaser or any subsidiary of Parent) will by virtue of the Merger and without any action by Purchaser, be converted into and become the Merger Consideration. At the Effective Time each Share of the Company held in the treasury and each Share held by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company will, without any action by Parent, Purchaser, the Company or the holder thereof, be canceled, retired and cease to exist and no Merger Consideration will be delivered with respect thereto. At the Effective Time, each share of common stock of Purchaser outstanding at the Effective Time will be converted into one share of common stock of the Surviving Corporation.

     Company Stock Options. At the Effective Time, each option to purchase Shares (a "Stock Option" or collectively "Stock Options") granted under the Company's 1991 Stock Option Plan, the 1994 Stock Option Plan or the 1997 Stock Option Plan (each a "Company Plan" or collectively the "Company Plans") which is then outstanding and unexercised, which Company Stock Options total 578,009 as of August 23, 2000, will cease to represent a right to acquire Shares and will automatically convert into options to purchase shares of common stock of Coachmen, and Coachmen will assume such options (each an "Assumed Option") subject to the terms of the applicable Company Plan, in each case as heretofore amended or restated, as the case may be, and the agreement evidencing the grant of each Assumed Option, provided however, that from and after the Effective Time, the per share exercise price of each Assumed Option will be adjusted in accordance with Schedule 2.11 of the Merger Agreement (the "Exchange Exercise Price"), on and after the Effective Time.

     The Merger Agreement provides that the exercise price, the number of shares of Coachmen common stock purchasable upon exercise and the other terms and conditions of exercise of any Assumed Options that are "incentive stock options" (as defined in Section 422 of the Code), will be determined in order to comply with Section 424(a) of the Code. The number of shares purchasable upon exercise, duration and other terms of any Assumed Option will be the same as the original Stock Option except that all references to the Company will be deemed references to Coachmen. Parent acknowledges and agrees that all Assumed Options shall be fully vested as set forth in the Option agreements. The terms of each Assumed Option will, according to its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Coachmen common stock on or after the Effective Time. Prior to the Effective Time, the Company plan committee shall adopt a resolution approving the assumption procedure for Stock Options described in the Merger Agreement.

     The Company has agreed to take all action necessary at or before the Effective Time to provide that, as of the Effective Time, all other options, warrants or other rights to purchase Shares that are not issued pursuant to a Company Plan will be terminated.

     Pursuant to the Merger Agreement, Coachmen has agreed to reserve for issuance a sufficient number of Coachmen common stock for delivery upon the exercise of Assumed Options. Coachmen shall take all action necessary to register the Coachmen common stock subject to the Assumed Options under the Securities Act of 1933, as amended (the "Securities Act"), on a Form S-8 registration statement no later than 30 days after the Effective Time, and to cause the effectiveness of the registration statement and the current status of the prospectus for so long as the Assumed Options remain outstanding.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of the Company with respect to, among other things, organization and qualification, capitalization, subsidiaries, authority, SEC filings, financial statements, governmental approvals, compliance with laws, employee benefits, litigation, intellectual property, employment matters, tax matters, insurance, environmental matters, business matters and property. The Merger Agreement also contains customary representations and warranties of Coachmen, Parent and Purchaser, including among other things, organization and qualification, authority, governmental approvals and litigation. The representations and warranties contained in the Merger Agreement expire at the Effective Time of the Merger.

     Conduct of Company Business Pending the Merger. From the date of the Merger Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with the Company. Prior to the Effective Time, neither Company nor any of its subsidiaries will, without Parent's written consent: (i) alter its corporate formalities or the amount of authorized and issued stock, except with regard to Company Stock Options; (ii) alter the corporate structure of the Company or its subsidiaries; (iii) incur, assume or become liable for any indebtedness, except in the ordinary course of business;
(iv) alter the terms of any salary, compensation, benefits, severance or termination pay, or Company Stock Options not required by any existing plan or arrangement; (v) keep constant all material assets, exclusive agreements, intellectual property, accounting principles (except as required by law), valuation of assets (other than in the ordinary course of business), material contracts, warranty terms, capital expenditures, or manufacturing capacity expenditures; (vi) make any material tax election or failure to file any tax returns or pay any taxes or material debts; or (vii) settle or compromise any pending or threatened lawsuit that is material or relates to the Offer or the Merger, among other things.

     No Solicitation or Negotiation. Under the Merger Agreement, the Company agreed that it, its subsidiaries and other affiliates and their respective officers and other employees with managerial responsibilities, directors, representatives and agents, including the Company's financial advisor, investment banker, attorneys and accountants, will immediately cease any discussions or negotiations with any other person with respect to any Third Party Acquisition (as defined below). The Merger Agreement further provides that the Company and its subsidiaries will not authorize or permit their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with anyone (other than Parent, Purchaser or their designees) concerning any Third Party Acquisition. However, if the Company Board determines in good faith that it is required to do so by applicable law, the Company may furnish information in response to an unsolicited proposal, offer or indication of interest from a third party and participate in discussions or negotiations with such third party provided that the Company Board reasonably determines that the third party is reasonably capable of consummating a Superior Proposal (as defined below). Prior to furnishing such information, the Company must enter into a customary confidentiality agreement.

     The Company Board may not withdraw or modify its recommendation of the transactions contemplated by the Merger Agreement, or approve or recommend, or cause or permit the Company to enter into, any agreement with respect to any Third Party Acquisition, unless, prior to the Tender Offer Purchase Time, (i) the Company Board by a majority vote determines in its good faith judgment, after consultation with its legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law and (ii) provides Parent with written notice of the Superior Proposal which is not followed by an offer from Parent within two business days of receipt of such notice that the Company Board by a majority vote determines in its good faith judgment, based on the advice of its financial advisor, to be at least as favorable to the Company's stockholders as the Superior Proposal. The Company may not enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated by its terms and the Company has paid Parent all amounts due under the Merger Agreement. At and after the Tender Offer Purchase Time, the Company Board may not under any circumstances withdraw its recommendation of the transactions contemplated by the Merger Agreement or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition.

     The Merger Agreement also requires the Company to notify Parent promptly, and in any event within one business day after becoming aware thereof, in the event the Company, any of its subsidiaries and affiliates or any of their respective directors, officers, employees and agents receive any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting the proposal.

     The term "Third Party Acquisition" is defined in the Merger Agreement as
(i) the acquisition of the Company by merger or otherwise by anyone other than Parent, Purchaser or any affiliate thereof (a "Third Party"), (ii) the acquisition by a Third Party of 15% or more of the assets of the Company and its subsidiaries, taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practice, (iii) the acquisition by a Third Party of 15% or more of the issued and outstanding Shares, or (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend.

     The term "Superior Proposal" is defined in the Merger Agreement as any bona fide proposal to acquire directly or indirectly for consideration consisting of solely cash and/or securities all of the Shares then outstanding or all or substantially all the assets of the Company that, (i) the Company Board by a majority vote determines in its good faith judgment (based on the consultation with a financial advisor) is financeable and on terms that are more favorable to the Company's stockholders than the Offer and the Merger, (ii) the Company Board by a majority vote determines in its good faith judgment (following and based on consultation with a financial advisor) is reasonably capable of being completed,
(iii) does not contain a right of first refusal or similar provision with respect to any counter-proposal by Parent, and (iv) does not contain any financing or due diligence conditions.

     Access to Information. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, upon reasonable notice the Company will (i) give Parent and its representatives reasonable access during normal business hours to all employees, plants, offices, warehouses, and other facilities and to all books, records, and personnel files of current employees of the Company and its subsidiaries, and (ii) cause its officers and the officers of its subsidiaries to furnish Parent with financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries. Parent will, upon the Company's request, make available a designated officer of Parent to answer questions and provide information regarding Parent and its subsidiaries to the Company. Between the date of the Merger Agreement and the Effective Time, the Company additionally has agreed to furnish to Parent certain monthly, quarterly and annual financial information.

     All information provided either by Parent to the Company or by the Company to Parent, including the consultants and advisors of each, will be kept confidential in accordance with the confidentiality provisions of the Standard Mutual Nondisclosure Agreement between Coachmen and the Company dated July 13, 2000.

     Certain Filings; Reasonable Efforts. Pursuant to the Merger Agreement, each of Parent, Purchaser and the Company has agreed to use all reasonable efforts to consummate the transactions contemplated by the Merger Agreement, including all reasonable efforts to, (i) cooperate in the preparation and filing of disclosure documents, any filings that may be required under the HSR Act or any filings under similar foreign regulations, (ii) obtain consents of third parties and governmental entities, (iii) contest any legal proceeding relating to the Merger, and (iv) execute any additional documents necessary to consummate the Offer and the Merger. The Company also has agreed to use all reasonable efforts to encourage its employees to continue employment with the Company and the Surviving Corporation after the Effective Time.

     Parent, Purchaser and the Company have agreed to consult and cooperate with one another and consider in good faith the views of one another, in connection with any proceedings under or relating to the HSR Act or any foreign, federal, or state antitrust, competition or fair trade law.

     Public Announcements. The Merger Agreement provides that Coachmen, Parent, Purchaser and the Company will not issue any press release or make any public statements with respect to the Merger Agreement, including the Merger or any Third Party Acquisition, without the prior consent of the others, except to the extent that such disclosure may be required by applicable law or by the rules and regulations of, or any agreements with, the Nasdaq National Market or following a change, if any, of the Company Board's recommendation of the Merger.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that, from and after the Effective Time, Parent and the Surviving Corporation will indemnify, defend and hold harmless all Indemnified Parties (as defined below) against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including transactions contemplated by the Merger Agreement) to the fullest extent provided by Coachmen governing instruments and applicable law. Coachmen, Parent and the Surviving Corporation will provide indemnification only to the extent that any directors' and officers' liability insurance policy of Coachmen or its subsidiaries does not provide coverage and actual payment with respect to matters that would otherwise be subject to indemnification. The term "Indemnified Parties" includes all present or former directors and officers of the Company or any of its subsidiaries.

     Parent and the Surviving Corporation's obligation to provide indemnification will in no event exceed the Company's net worth as of June 30, 2000. Parent and the Surviving Corporation will maintain for a period of not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company or its subsidiaries, to the extent such insurance is available at a premium of no more than three times the premium immediately prior to the Effective Time, provided that (i) Coachmen, Parent or the Surviving Corporation may substitute policies, or at Coachmen's election cause coverage to be provided under any policy maintained for the benefit of Coachmen, of at least the same coverage containing terms and conditions that are no less advantageous to the Indemnified Parties and (ii) neither Coachmen, Parent nor the Surviving Corporation shall be required to provide insurance in excess of that provided under the Company's current policies of directors' and officers' insurance.

     Notification of Certain Matters. Each of the Company and Parent has agreed to give one another prompt notice of the occurrence or nonoccurrence of any event that has caused or would be likely to cause any representation or warranty to be untrue or inaccurate or any condition or agreement contained in the Merger Agreement not to be complied with or satisfied in all material respects.

     Company Compensation and Benefit Plans. Pursuant to the Merger Agreement, the Company has agreed to take all actions necessary to amend, merge, freeze or terminate all Company compensation and benefit plans, upon written request by Parent.

     Takeover Statutes. The Merger Agreement provides that if a takeover statute (as defined in the Merger Agreement) is or becomes applicable to the Offer, the Company and Company Board will (i) promptly take all lawful actions necessary to permit the consummation of the transactions contemplated by the Merger Agreement, the Offer or the Merger and (ii) otherwise act to eliminate or minimize the effects of such statutes and regulations promulgated thereunder on the transactions.

     Conditions to Consummation of the Merger. The respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction at or before the Effective Time of the following conditions: (i) if required by law, approval of the transactions contemplated by the Merger Agreement by the requisite vote of stockholders; (ii) Purchaser's acceptance for payment and payment for Shares pursuant to the Offer; (iii) the absence of any order by any court of competent jurisdiction or any statute, rule or regulation of any governmental entity that prevents or prohibits consummation of the Merger or renders the purchase of Shares illegal; (iv) the expiration or termination of any waiting period under the HSR Act applicable to the Merger; (v) reasonable resolution of certain outstanding environmental issues; and

(vi) entering into modified employment agreements with the Company's senior executive officers and with certain of the Company's key employees (which condition has been satisfied).

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after approval and adoption of the Merger Agreement by stockholders of the Company, by:

(i)  the mutual written consent of Parent, Purchaser and the Company;

(ii) Parent and Purchaser or the Company if (A) any court or other United States governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable, or
      (B) the Merger shall not have been consummated by December 15, 2000 (the "Final Date"), provided, however, that the right to terminate the Merger Agreement under clause (B) of this paragraph is not available to any party whose failure to fulfill any obligation under the Merger Agreement shall have been a principal reason that the Effective Time did not occur on or before that date;

(iii) the Company if (A) there shall have been a breach of any representations or warranties on the part of Parent or Purchaser or any representations or warranties of Parent or Purchaser shall have become untrue such that the breach or change is incapable of being cured by the Final Date, (B) there shall have been a breach by Parent or Purchaser of any of their respective covenants or agreements that has a material adverse effect on Parent or materially adversely affects the Company's ability to consummate the Merger, and Parent or Purchaser does not cure the breach within five business days after receipt of notice of the breach from the Company, provided that the Company has not materially breached any of its material obligations under the Merger Agreement, (C) the Company shall have convened a stockholders' meeting and failed to obtain the requisite vote of its stockholders, (D) the Company Board shall have received a Superior Proposal and complied with the terms of the Merger Agreement including the giving of notice and making of payments called for by Sections 5.2(b) and 7.3(a) of the Merger Agreement, or (E) Purchaser fails to commence the Offer within ten business days of the date of the Merger Agreement;

(iv) Parent and Purchaser if (A) there shall have been a breach of any representations or warranties on the part of the Company or any representations or warranties of the Company shall have become untrue such that the breach or change is incapable of being cured by the Final Date, provided neither Parent nor Purchaser has materially breached any of its material obligations under the Merger Agreement, (B) there shall have been a breach of any covenants or agreements by the Company that has a material adverse effect on the Company or materially adversely affects Purchaser's ability to consummate the Offer or Parent, Purchaser or the Company's ability to consummate the Merger, and the Company does not cure the breach within five business days after receipt of notice of the breach from Parent or Purchaser, (C) the Company Board shall have recommended a Superior Proposal to the Company's stockholders, (D) the Company Board shall have withdrawn or adversely modified its approval or recommendation of the Merger Agreement, the Offer or the Merger, (E) the Company shall have ceased using all reasonable efforts to call or hold a stockholders' meeting or shall have adopted a resolution not to effect any of the foregoing, or (F) the Company shall have failed to obtain the requisite vote of its stockholders at a stockholders' meeting;

(v) the Company if Purchaser shall have failed to pay for Shares pursuant to the Offer by the Final Date; provided, however, that the Company has not breached in any material respect its obligations under the Merger Agreement in a manner that proximately contributes in any material respect to Purchaser's failure to pay for Shares; or

(vi) Parent and Purchaser if Purchaser shall have terminated the Offer in accordance with the provisions of Annex A of the Merger Agreement; provided, however, that Parent and Purchaser have not breached in any material respect any of their obligations under the Merger Agreement in a manner that proximately contributes in any material respect to the termination of the Offer.

     Fees and Expenses. The Merger Agreement provides that the Company will pay a $2 million fee (the "Fee") to Parent if the Merger Agreement is terminated pursuant to:

(1) paragraph (iii)(D) or paragraphs (iv)(C), (D) or (E) above;

(2) paragraphs (iv)(A) or (B) above, and, at the time of termination, there is a third party offer outstanding to consummate, or a third party has publicly announced and not withdrawn a plan or proposal with respect to, a Third Party Acquisition and such Third Party Acquisition occurs or there is no third party offer outstanding or plan or proposal announced but within 12 months after the date on which the Merger Agreement has been terminated the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any person other than Parent or one of its subsidiaries; or

(3) paragraph (vi) above, and, at the time of such termination, there is a third party offer outstanding to consummate, or a third party shall have publicly announced and not withdrawn a plan or proposal with respect to, a Third Party Acquisition and the Company has entered into an agreement with respect to such Third Party Acquisition or such Third Party Acquisition otherwise occurs within 12 months after the date on which the Merger Agreement has been terminated; and Parent and Purchaser would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty.

     The Fee is payable to Parent within three business days of the occurrence of any of the events described in paragraphs (1) through (3) above as liquidated damages. If Parent or Purchaser receives the Fee they shall not assert or pursue any claim or cause of action against the Company or any of its affiliates, officers, directors, representatives or agents based on the Merger Agreement.

     Parent has agreed to promptly pay or reimburse the Company for all costs, fees and expenses incurred by the Company or on its behalf in connection with the Merger Agreement, the Offer and the Merger (including fees payable to investment bankers, counsel and accountants). Purchaser shall pay a $1,000,000 fee to the Company if the transaction contemplated by this Agreement fails to close due to a breach of a material obligation under this Agreement by Coachmen, Parent, or Purchaser in any material respect, unless the Company shall have breached any of its material obligations hereunder in any material respect. Except as otherwise specifically provided in Section 7.3 of the Merger Agreement "Fees and Expenses," each of the Parent and the Company has agreed to bear their own expenses in connection with the Merger Agreement and related transactions.

     Amendment. The Merger Agreement may be amended by the Company, Parent and Purchaser at any time before or after approval of the Merger by the stockholders of the Company, but once stockholders of the Company have approved the Merger Agreement no amendment that requires stockholder approval under applicable law may be made without obtaining such approval.

     Extension; Waiver. At any time prior to the Effective Time, each of Parent, Purchaser and the Company may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party, or (iii) waive compliance by any other party with respect to the agreements or conditions contained in the Merger Agreement.

GOING PRIVATE TRANSACTIONS.

     The Merger would have to comply with any applicable federal law operative at the time of its consummation including Rule 13e-3 under the Exchange Act which applies to certain "going private" transactions. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer.

EMPLOYMENT AGREEMENTS.

     The Company currently has an employment agreement with Mr. Craig (the "Craig Agreement") which is described more fully in the Company's proxy statement filed with the SEC on November 21, 1999 (the "Company's Proxy Statement"). The summary description of the Craig Agreement contained in the Company's Proxy Statement is filed as Exhibit (d)(3) to the Schedule TO and incorporated herein by reference. At or prior to the Effective Time, the Company shall amend the Craig Agreement to include provisions regarding annual salary, Deferred Compensation Plan interests, and expiration of Stock Options. Parent and Purchaser intend to honor all terms and conditions of the Craig Agreement and Mr. Craig is expected to continue his employment with the Surviving Corporation following the completion of the Offer and the Merger.

     The Company and Coachmen have entered into modified employment agreements with the following key employees: Dean Bagg, Richard Bedell, Daniel Berdahl, Edward Bollero, John Catalino, Thomas Martini, James Metzler, Neal Moss, Michael Ploutz, Donald Selke, Rob Winks and Rodney Young, to be effective as of the Effective Time.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; OTHER MATTERS

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 17 of this Offer to Purchase -- "Appraisal Rights." Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     The primary benefits of the Offer and the merger to the stockholders of the Company are that they are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 10% over the closing sales price of the Shares on August 22, 2000, the last full trading day prior to the initial public announcement that the Company, Coachmen, Purchaser and Parent planned to enter into the Offer and the Merger, assuming that the Offer Price is $8.40 per Share.

     Stockholder Approval. The Merger is subject to, among other things, the condition that the Merger Agreement is approved and adopted, if required, by the stockholders of the Company. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. The Company has agreed, if stockholder approval is required, to cause a meeting of its stockholders to be held as promptly as reasonably practicable following completion of the Offer for the purpose of considering and taking action upon the approval and adoption of the Merger Agreement. Parent and Purchaser have agreed (and Parent has agreed to cause Purchaser to) vote the Shares owned by Parent, Purchaser and any other subsidiaries of Parent in favor of the approval and adoption of the Merger Agreement.

     Short-Form Merger. Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge that corporation into itself, or itself into that corporation, without any action or vote on the part of the board of directors or the stockholders of the other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or stockholders of the Company, subject to compliance with Section 253 of the DGCL. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional Shares in any Subsequent Offering Period that may be included in the Offer, in order to reach the 90% threshold and employ a short-form merger.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The Merger Agreement provides that the directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation. Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, properties, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

     Assuming the Minimum Condition is satisfied and Purchaser purchases and pays for Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Purchaser pursuant to the Offer, Parent will be entitled to designate that number of directors, rounded up to the next whole number, on the Company Board equal to the product of (i) the total number of Directors on the Company Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement), and (ii) the percentage that the number of Shares purchased bears to the total number of Shares outstanding on a fully-diluted basis. See Section 11 of this Offer to Purchase -- "The Merger Agreement; Other Arrangements."

     Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g) of the Exchange Act.

13. CERTAIN EFFECTS OF THE OFFER

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, could reduce the number of holders of Shares and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining publicly-held Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether the reduction would cause future market prices to be greater or less than the Offer Price.

     Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market. According to the NASD's published guidelines, the Shares would no longer be eligible for continued listing if, among other things, the Company fails to have either (i) at least 750,000 publicly held shares, held by at least 400 round-lot stockholders, with a market value of at least $5,000,000, net tangible assets (total assets (excluding goodwill) minus liabilities) of at least $4,000,000 and have a minimum bid price of $1, or (ii) at least 1,100,000 publicly held shares, held by at least 400 round-lot stockholders, with a market value of at least $15,000,000, have a minimum bid price of $5 and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they might nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the public float is less than 500,000 Shares, or there are fewer than 300 stockholders (round lot holders) in total, or the market value of public float is less than $1 million.

     Parent currently intends to cause the Company to delist the Shares from the Nasdaq National Market as soon as reasonably practicable after consummation of the Offer and the Merger. If the Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, may be impaired or eliminated. Parent currently intends to cause the Company to terminate the registration of Shares under the Exchange Act as soon as practicable after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for inclusion on the Nasdaq National Market.

     Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

14. DIVIDENDS AND DISTRIBUTIONS

     The Company has paid not paid dividends on its Shares during its two most recent fiscal years. The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, unless the Parent has consented in writing, the Company may not declare, set aside or pay any dividends on, or make other distributions with respect to any of the Company's capital stock, or repurchase, redeem or otherwise acquire, any securities of the Company or any of its subsidiaries, except as may be required under the terms of any Company Stock Options.

15. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered shares after termination of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, may delay the acceptance for payment of any Shares, subject to the restrictions set forth in the Merger Agreement, may amend the Offer consistent with the terms of the Merger Agreement, including by extending the Offer one or more times, and may terminate the Offer, if (i) less than a majority of the outstanding Shares on a fully-diluted basis (including all Shares issuable upon exercise of all vested and unvested options) has been tendered pursuant to the Offer and not withdrawn by the Expiration Date, as it may be extended in accordance with the terms of the Offer, (ii) any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, or (iii) at any time after the date of the Merger Agreement, and before acceptance for payment of any Shares, any of the following events shall occur and be continuing:

     (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other Governmental Entity (as defined in the Merger Agreement) which directly or indirectly (i) prohibits, or imposes any material limitations on, Parent's ownership or operation (or that of any of its subsidiaries or other affiliates) of all or a material portion of its or the Company's businesses or assets, or compels Parent or any of its subsidiaries or other affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its respective subsidiaries, in each case taken as a whole, (ii) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (iii) results in the material delay in or materially restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (iv) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) otherwise has a material adverse effect on the Company;

     (b) (i) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date (except for representations and warranties made as of a specified date) but only if the respects in which the representations and warranties made by the Company (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are inaccurate would in the aggregate have a Material Adverse Effect (as defined in the Merger Agreement) on the Company, (ii) the Company shall have failed to comply with its covenants and agreements contained in the Merger Agreement in all material respects, or (iii) there shall have occurred any events or changes which have had or which are reasonably likely to have a Material Adverse Effect on the Company;

     (c) it shall have been publicly disclosed or Parent shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership of more than 20% of the Shares or any other class of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of the Shares and (ii) such person or group shall not have tendered such Shares pursuant to the Offer;

     (d) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent and Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement or the Merger, or recommended another proposal or offer, or the Company Board shall have resolved to do any of the foregoing;

     (e) the Merger Agreement shall have terminated in accordance with its terms;

     (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market, for a period in excess of twenty-four (24) hours, (ii) the commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States that has had or is reasonably likely to have a Material Adverse Effect on the Company or materially adversely affect or delay the consummation of the Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any United States

Governmental Entity on the extension of credit by banks or other financial institutions, (v) a change in general, financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

which in the good faith judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

     The conditions set forth above are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     General. Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's purchase of the Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the purchase or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that if such approval were not obtained or such other action were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 of this Offer to Purchase -- "Certain Conditions of the Offer."

     State Takeover Statutes. The Company is incorporated under the laws of Delaware. Section 203 of the DGCL ("Section 203"), in general, prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board has taken all appropriate action so that neither Parent nor Purchaser is or will be considered an "interested stockholder" pursuant to Section 203.

     Other than as set forth above, Parent and Purchaser do not believe that the anti-takeover laws and regulations of any state will by their terms apply to the Offer and the Merger, and neither Parent nor Purchaser has determined whether any other state takeover laws or regulations will by their terms apply to the Offer or the Merger, and except as set forth above, neither Purchaser nor Parent have attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser and Parent reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken by Parent or Purchaser in connection with the Offer is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 of this Offer to Purchase -- "Certain Conditions of the Offer."

     Antitrust in the United States. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, Purchaser expects to file a Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division and the FTC on or about September 19, 2000. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order or by consent. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15 of this Offer to Purchase -- "Certain Conditions of the Offer."

     Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4 of this Offer to Purchase -- "Withdrawal Rights." If Purchaser is delayed in its purchase of Shares due to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 15 of this Offer to Purchase -- "Certain Conditions of the Offer."

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the purchase of Shares by Purchaser pursuant to the Offer and the Merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent, the Company or their respective affiliates. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 of this Offer to Purchase -- "Certain Conditions of the Offer," including conditions with respect to litigation and certain governmental actions and Section 11 -- "The Merger Agreement; Other Arrangements" for certain termination rights.

17. APPRAISAL RIGHTS

     Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of shares at the Effective Time will have certain rights pursuant to Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares (the "Dissenting Shares"). Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) of their Dissenting Shares, and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of Dissenting Shares could be based upon considerations other than, or in addition to, the price per Share to be paid in the Merger. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS OF THE COMPANY DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

18. FEES AND EXPENSES

     Parent and Purchaser have retained Innisfree M&A Incorporated to be the Information Agent and First Chicago Trust Company of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph, facsimile, personal interview and other methods of electronic communication and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person, the Depositary and the Information Agent in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. MISCELLANEOUS

     Neither Purchaser nor Parent is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If either Purchaser or Parent becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Purchaser will make a good faith effort to comply with that state statute, or seek to have the statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser and Parent cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more properly licensed registered brokers or dealers.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 of this Offer to Purchase -- "Certain Information Concerning the Company" above.

                                         Delaware Miller Acquisition Corporation

September 20, 2000

                                   SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF COACHMEN AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF COACHMEN

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Coachmen. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Coachmen. Unless otherwise indicated, the business address of each such person is c/o Coachmen at 2831 Dexter Drive, Elkhart, Indiana 46515 and each such person is a citizen of the United States.

            DIRECTORS AND
         EXECUTIVE OFFICERS            PRESENT PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY
         ------------------            -------------------------------------------------------------
Claire C. Skinner *                    Claire C. Skinner (age 46) has served as Chairman of the
                                       Board and Chief Executive Officer of Coachmen since August
                                       1997, and has served as President since September 1, 2000.
                                       Before that, she served as Vice Chairman of Coachmen since
                                       May 1995, and Executive Vice President from 1990 to 1995.
                                       From 1987 through July 1997, Ms. Skinner served as the
                                       President of Coachmen RV, Coachmen's largest division. Prior to that, she held several management positions in operations and marketing since 1983.
James E. Jack                          James E. Jack (age 59) has served as Executive Vice President and Chief Financial Officer of Coachmen since October 1999.
                                       From 1997 to September 1999, he served as a Managing
                                       Consultant at Towers Perrin. From March 1996 until joining
                                       Towers Perrin on a full-time basis, he was a consultant with the Associates First Capital Corporation. Prior to such time, he joined Associates First Capital Corporation in 1963, and between then and 1996 held various positions, including
                                       Director, Senior Executive Vice President and Chief Financial
                                       Officer.
Gene E. Stout                          Gene E. Stout (age 66) has served as Executive Vice
                                       President, Corporate Development of Coachmen since May 1983.
                                       From April 1982 to May 1983 he was Senior Vice President
                                       Corporate Planning and Industry Relations. Between 1971 and
                                       1982 he held various management positions with Coachmen.
James P. Skinner                       James P. Skinner (age 49) has served as Senior Vice
                                       President, Operations Development and Parts and Supply of
                                       Coachmen since 1998. Prior to that, he was Senior Vice
                                       President of Coachmen since 1990.
William M. Angelo                      William M. Angelo (age 56) has served as Vice President and
                                       Chief Accounting Officer of Coachmen since 1999. Prior to
                                       that, he served as Controller of Coachmen for more than five
                                       (5) years.
Richard M. Lavers                      Richard M. Lavers (age 53) is Executive Vice President,
                                       Secretary and General Counsel of Coachmen. He joined Coachmen as General Counsel in October 1997. From 1994 until joining
                                       Coachmen, he was Vice President, Secretary and General
                                       Counsel of RMT, Inc. and Heartland Environmental Holding
                                       Company, and Of Counsel to Whyte Hirschboeck Dudek, a law
                                       firm headquartered in Milwaukee, Wisconsin. Prior to that, from 1990-1994 he was a partner with Michael Best &
                                       Friedrich, and from 1987-1990, a shareholder with Mulcahy &
                                       Wherry, SC, both law firms headquartered in Milwaukee,
                                       Wisconsin.

            DIRECTORS AND
         EXECUTIVE OFFICERS            PRESENT PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY
         ------------------            -------------------------------------------------------------
Robert J. Deputy *                     Robert J. Deputy (age 61). Director since 1998 and member of the Compensation Committee of Coachmen. He has been President and Chief Executive Officer of Godfrey Marine since 1962. He is also a Director of Schult Homes Corporation and of Elkhart
                                       General Hospital.
Donald W. Hudler *                     Donald W. Hudler (age 66). Director since 1999 and member of the Compensation Committee of Coachmen. He is Chairman and
                                       Chief Executive Officer of Saturn Retail Enterprises, Inc. He
                                       was Chairman, President and CEO of Saturn Corp. GM from April
                                       1, 1997 to December 31, 1998. Prior to that, he was President and CEO of Saturn GM.
Keith A. Corson *                      Keith A. Corson (age 64). Director since 1991. He is a
                                       co-founder of Coachmen and served as President and Chief
                                       Operating Officer of Coachmen from 1991 until September 1,
                                       2000, when he retired. He is currently a consultant to
                                       Coachmen.
Geoffrey B. Bloom *                    Geoffrey B. Bloom (age 59). Director since 1999 and member of the Compensation Committee. He was Chairman and Chief
                                       Executive Officer of Wolverine World Wide since 1993 until
                                       April 2000, when he became Chairman of the Board of Directors of that company.
William P. Johnson *                   William P. Johnson (age 58). Director since 1978 and Chairman of the Audit Committee. He has served as Chairman of the
                                       Board of Goshen Rubber Co., Inc. for more than five (5) years and is currently a consultant for the company. He has served on the Board of Directors of various companies and
                                       organizations.
Philip G. Lux *                        Philip G. Lux (age 71). Director since 1979, and member of the Audit and Compensation Committees. He was President and
                                       Chief Operating Officer of Coachmen prior to his retirement on December 31, 1991.
Edwin W. Miller *                      Edwin W. Miller (age 54). Director since 1998 and member of the Audit Committee. He is Chairman and Chief Executive
                                       Officer of Millenium Capital Group. Prior to that, he was
                                       Financial Vice President and Treasurer for Eli Lilly and
                                       Company, a position he held from 1993 until 1999 when he
                                       founded Millenium Capital Group.
Frederick M. Miller *                  Frederick M. Miller (age 45). Director since 1999 and member of the Audit Committee. He is a partner with the law firm
                                       Dykema Gossett, PLLC, headquartered in Detroit, Michigan, a position he has held for more than five (5) years.
Thomas H. Corson *                     Thomas H. Corson (age 72). Director since 1965. He is a
                                       co-founder of Coachmen and served as Chief Executive Officer and Chairman of the Board of Coachmen for more than five (5)
                                       years prior to his retirement in 1997.

-------------------------
* Member of Coachmen's Board of Directors.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Coachmen. Unless otherwise indicated, the business address of each person is c/o Coachmen at 2831 Dexter Drive, Elkhart, Indiana 46515 and each person is a citizen of the United States.

  DIRECTORS AND EXECUTIVE OFFICERS            PRESENT PRINCIPAL AND FIVE-YEAR EMPLOYMENT HISTORY
  --------------------------------            --------------------------------------------------
Claire C. Skinner *                      Claire C. Skinner (age 46) is the Chairman of the Board of
                                         Purchaser, and has served as Chairman of the Board and Chief
                                         Executive Officer of Coachmen since August 1997, and has
                                         served as President since September 1, 2000. Before that,
                                         she served as Vice Chairman of Coachmen since May 1995, and
                                         Executive Vice President from 1990 to 1995. From 1987
                                         through July 1997, Ms. Skinner served as the President of
                                         Coachmen RV, Coachmen's largest division. Prior to that, she held several management positions in operations and
                                         marketing since 1983.
James E. Jack *                          James E. Jack (age 59) has served as Executive Vice
                                         President and Chief Financial Officer of Coachmen since
                                         October 1999. From 1997 to September 1999, he served as a
                                         Managing Consultant at Towers Perrin. From March 1996 until joining Towers Perrin on a full-time basis, he was a
                                         consultant with the Associates First Capital Corporation.
                                         Prior to such time, he joined Associates First Capital
                                         Corporation in 1963, and between then and 1996 held various positions, including Director, Senior Executive Vice
                                         President and Chief Financial Officer.
John T. Trant *                          John T. Trant, (age 61), has served as Senior Vice President
                                         - Housing of Coachmen since January 1, 1990. Prior to such time, he held various management positions with Coachmen,
                                         which he joined in 1987.
Richard M. Lavers *                      Richard M. Lavers (age 53) is the Secretary of Purchaser,
                                         and Executive Vice President, Secretary and General Counsel
                                         of Coachmen. He joined Coachmen as General Counsel in
                                         October 1997. From 1994 until joining Coachmen, he was Vice
                                         President, Secretary and General Counsel of RMT, Inc. and
                                         Heartland Environmental Holding Company, and Of Counsel to
                                         Whyte Hirschboeck Dudek, a law firm headquartered in
                                         Milwaukee, Wisconsin. Prior to that, from 1990-1994 he was a partner with Michael Best & Friedrich, and from 1987-1990, a shareholder with Mulcahy & Wherry, SC, both law firms
                                         headquartered in Milwaukee, Wisconsin.
William M. Angelo                        William M. Angelo (age 56) is the Treasurer of Purchaser,
                                         and has served as Vice President and Chief Accounting
                                         Officer of Coachmen since 1999. Prior to that, he served as
                                         Controller of Coachmen for more than five (5) years.

-------------------------
* Member of Purchaser's Board of Directors prior to the Effective Time.

     The Letter of Transmittal, Share Certificates and any other required documents should be sent by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    First Chicago Trust Company of New York

           By Mail:                            By Hand:                      By Overnight Delivery:
          EquiServe                            EquiServe                           EquiServe
 Corporate Actions Department         c/o Securities Transfer and         Corporate Actions Department
       P.O. Box 842011                 Reporting Services, Inc.               40 Campanelli Drive
    Boston, MA 02284-2011         Attn: Corporate Actions Department          Braintree, MA 02184
                                     100 William Street, Galleria             Attn: Coachmen Deal
                                          New York, NY 10038

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                [INNISFREE LOGO]
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll-Free: (888) 750-5834